Exhibit 10.12

Sprouts Farmers Market, Inc.
Annual Bonus Plan

The purpose of the Sprouts Farmers Market, Inc. Annual Bonus Plan (the “Plan”) is to enhance the ability of Sprouts Farmers Market, Inc. (the “Company”) to attract, reward and retain employees and to align employee interests with those of its stockholders by providing variable compensation, based on the achievement of performance objectives. The Plan provides a means of rewarding participants based on the performance of the Company and its subsidiaries and business units and, where appropriate, on a participant’s personal performance. The Plan is effective as of February 28, 2023.

1.
Definitions.
(a)
“Award” means an incentive award earned by a Participant under the Plan for any Performance Period.
(b)
“Board” means the Company’s Board of Directors.
(c)
“Change in Control” has the meaning set forth in the Company’s 2022 Omnibus Incentive Compensation Plan or any successor thereof.
(d)
“CEO” means the Chief Executive Officer of the Company.
(e)
“Committee” means (i) the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan with respect to Executives, and (ii) the CEO or other Executive, as designated by the CEO, for Employees that are not Executives.
(f)
“Employee” means any employee of the Company or any of its subsidiaries.
(g)
“Executive” means any Employee that is an executive officer of the Company.
(h)
“Participant” for any Performance Period, means an Employee designated by the Committee to participate in the Plan and is not otherwise entitled to an annual bonus under an applicable employment agreement or bonus plan, policy or arrangement.
(i)
“Performance Goals” has the meaning set forth in Section 4(c).
(j)
“Performance Period” means the fiscal year of the Company or any other period designated by the Committee with respect to which an Award may be earned.
(k)
“Target Award” means the targeted amount, expressed either as a cash amount or as a percentage of the Participant’s base salary that the Participant will be eligible to earn as an Award for the Performance Period if the targeted level of performance is achieved for each of the Performance Goals set by the Committee for the Participant.

2.
Eligibility. All Employees are eligible to participate in the Plan. The Committee shall designate which Employees shall participate in the Plan for each Performance Period. In order to be eligible to receive an Award with respect to any Performance Period, an Employee must be actively employed by the Company or a subsidiary on the payment date, except as provided in Section 6 below.
3.
Administration. The Committee shall administer the Plan. The Committee shall have full discretionary authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine each Participant’s Target Award and Award amount, to approve all Awards, to decide the facts in any case arising under the Plan and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals. All decisions and determinations by the Committee shall be final, conclusive and binding on the Company, the Participants, and any other persons having or claiming an interest hereunder. The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all Employees, including, the Participants and their respective beneficiaries and any other person having or claiming an interest on behalf of the Participant.
4.
Determination of Awards.
(a)
Establishment of Target Awards and Performance Goals. As soon as practicable after the beginning of the Performance Period, the Committee shall determine the Employees who shall be Participants during that Performance Period, each Participant’s Target Award and the Performance Goals for each Participant. The Target Awards may provide for differing amounts to be paid based on differing thresholds of performance. The amount actually paid to a Participant may be more or less than the Target Award, depending on the extent to which the Performance Goals are satisfied.
(b)
Performance Goal Criteria. For any Performance Period, “Performance Goal” shall mean the performance goals of the Company or an individual or one or more divisions, business units, or subsidiaries, either individually, alternatively or in any combination, and measured on an absolute basis or relative to one or more peer companies or indices or any combination thereof and, if applicable, may be computed on an accrual or cash accounting basis. Performance Goals may relate to a business unit, specified subsidiaries, or the performance of the Company as a whole, or any combination of the foregoing, in each case as specified by the Committee. The criteria for the Performance Goals may include, but shall not be limited to, one or more of the following criteria: (i) share price, (ii) net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and/or amortization), (iii) operating income, (iv) earnings per share, (v) comparable store sales growth, (vi) cash flow, (vii) return on capital, (viii) revenues, (ix) return measures, (x) sales or product volume, (xi) inventory turns, (xii) working capital, (xiii) gross or net profitability/profit margins, (xiv) objective measures of productivity or operating efficiency, (xv) costs, (xvi) budgeted expenses (operating and capital), (xvii) market share (in the aggregate or by segment), (xviii) level or amount of acquisitions, (xvix) economic value-added, (xx) enterprise value, (xxi) book value, (xxii) customer satisfaction survey results, (xxiii) objective measures related to store openings, relocations and remodelings (including number, cost, timeline, productivity and operating efficiency), (xxiv) objective measures related to lease arrangements (including number, cost and timeline), (xxv) strategic goals and objectives, including objectives related to qualitative or quantitative environmental, social and governance metrics, and (xxvi) any other performance goal deemed appropriate by the Committee.
(c)
Calculation of Performance Goals. The Committee will define the manner of calculating the Performance Goal or Performance Goals it selects to use for such Performance Period for such Participant.
(d)
Earning an Award. A Participant has no contractual right to an Award. A Participant will be eligible to earn an Award for a Performance Period based on the level of achievement of the Performance Goals established by the Committee for that Performance Period; provided that the Committee may increase or decrease the amount payable pursuant to an Award based on additional established performance criteria and/or based on the Committee’s assessment of personal performance or other factors determined by the Committee in its sole discretion. The Committee shall have sole discretion to determine whether and to what extent the Performance Goals have been met. No Award shall be deemed earned until the Committee makes such determinations and all qualifying conditions of the Plan have been satisfied. The Committee shall have sole discretion to determine whether a Participant has earned an Award, and the amount of any such Award earned.
(e)
Adjustment of Awards. Without limiting the Committee’s authority hereunder, the Committee may make adjustments in the terms and conditions of, the criteria included in, and the performance results applicable to, Awards in recognition of extraordinary, unusual or nonrecurring events affecting the Company or the financial statements of the Company, changes in applicable laws, regulations, or accounting principles, or such other items or events, whenever the Committee determines, in its sole discretion, that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. In furtherance of the foregoing, in the event of a Change in Control during a Performance Period, the Committee may make any of the adjustments described in the preceding sentence and/or may provide that each Participant shall receive the Participant’s Target Award or a pro-rata portion thereof for the Performance Period in which the Change in Control occurs.
5.
Payment of Awards.
(a)
Payment Timing. The Committee shall determine achievement of the Performance Goals and the Award, if any, that will be paid by the Company to each Participant, as soon as practicable following the final determination of the Company’s financial results for the relevant Performance Period. Payment of the Awards determined by the Committee shall be made in or around March of the calendar year immediately following the last day of the relevant Performance Period.
(b)
Deferral. Notwithstanding the foregoing, the Committee may permit a Participant to defer receipt of an Award that would otherwise be payable to the Participant. The Committee shall establish rules and procedures for any such deferrals, consistent with the applicable requirements of Section 409A.
6.
Limitations on Rights to Payment of Awards.
(a)
Employment. No Participant shall have any right to receive payment of an Award under the Plan for a Performance Period unless the Participant remains in the employ of the Company through the payment date for the Award as a prerequisite for earning the Award, as determined by the Committee; provided, however, that the Committee may determine that if a Participant’s employment with the Company terminates prior to the payment date, the Participant shall remain eligible to receive all or a pro-rated portion of any Award that would otherwise have been paid for the applicable Performance Period, based on attainment of the Performance Goals, in such circumstances as the Committee deems appropriate. Payment of any such Award shall be made at the same time Awards are paid to other Participants in the Plan in accordance with Section 5 above.
(b)
Leaves of Absence. If a Participant is on an authorized leave of absence during the Performance Period, the Committee may determine that the Participant is eligible to receive a pro-rated portion of any Award that would otherwise have been earned, as determined by the Committee. Payment of any such Award shall be made at the same time Awards are paid to other Participants in the Plan in accordance with Section 5 above.

7.
Amendment and Termination of the Plan. The Compensation Committee may amend or terminate this Plan at any time, whether prospectively or retroactively and without regard to whether such amendment or termination impairs or enhances a Participant’s rights as in effect prior to such amendment or termination.
8.
Miscellaneous Provisions.
(a)
Clawback. Any amount paid under the Plan shall be subject to any applicable clawback and other policies implemented by the Board applicable to the Employee, as in effect and as amended from time to time.
(b)
No Employment Right. Nothing in the Plan, and no action taken pursuant to the Plan, shall confer upon a Participant the right to continue in the employ of the Company or its affiliates or affect the right of the Company or its affiliates to terminate a Participant’s employment at any time for any reason.
(c)
No Assignment. A Participant’s right and interest under the Plan may not be assigned or transferred, and any attempted assignment or transfer shall be null and void.
(d)
Unfunded Arrangement. The Plan is an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. Each Participant’s right to receive payment under the Plan shall be no greater than the right of an unsecured general creditor of the Company.
(e)
Tax Matters. All Awards under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Plan is intended to comply with Section 409A of the Internal Revenue Code or an exemption. If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of Section 409A, this Plan shall be administered so that such payments are made in accordance with the requirements of Section 409A, including the six month delay for “specified employees” as determined in accordance with Section 409A. However, in no event shall the Company be liable for any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.
(f)
Governing Law. The validity, construction, interpretation and effect of the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof, to the extent that United States federal laws do not otherwise control. Any action arising out of, or relating to, any of the provisions of the Plan shall be brought only in federal or state courts in the state of Delaware, and the jurisdiction of such court in any such proceeding shall be exclusive.